Free Writing Prospectus dated April 1, 2020 (to the prospectus dated October 26, 2017 and Preliminary Prospectus Supplement dated April 1, 2020)	Filed Pursuant to Rule 433 Registration Statement Nos. 333-221130 and 333-221130-01 April 1, 2020

EQUINOR ASA

FINAL TERM SHEET

$1,250,000,000 2.875% Fixed Rate Notes due 2025

Issuer:	Equinor ASA (“Equinor”)

Guarantor:	Equinor Energy AS (“Equinor Energy”)

Title:	2.875% Fixed Rate Notes due 2025 (the “2025 Notes”)

Total Initial Principal Amount:	$1,250,000,000

Settlement Date:	April 6, 2020 (T+3)

Maturity Date:	April 6, 2025

Day Count:	30/360

Day Count Convention:	Following unadjusted

Coupon:	2.875%

Date Interest Starts Accruing:	April 6, 2020

Interest Payment Dates:	April 6 and October 6 of each year, subject to the Day Count Convention, commencing October 6, 2020

Public Offering Price:	Per 2025 Note: 99.972%; Total: $1,249,650,000

Net Proceeds, After Underwriting Discount, but Before Expenses, to Equinor:	Per 2025 Note: 99.822%; Total: $1,247,775,000

Benchmark Treasury:	0.500% due March 31, 2025

Benchmark Treasury Price and Yield:	100-18 3/4, 0.381%

Spread to Benchmark Treasury:	250 bps

Re-Offer Yield:	2.881%

Optional Make-Whole Redemption:	Prior to March 6, 2025 (one month prior to maturity), Equinor has the right to redeem the 2025 Notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the 2025 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2025 Notes to be redeemed as if the 2025 Notes to be redeemed matured on March 6, 2025 (one month prior to maturity) (not including any portion of payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate (as defined in the preliminary prospectus supplement) plus 40 basis points, plus accrued and unpaid interest to the date of redemption. On or after March 6, 2025 (one month prior to maturity), Equinor has the right to redeem the 2025 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2025 Notes to be redeemed, plus accrued and unpaid interest to the date of redemption.

Tax Redemption:	As described in the preliminary prospectus supplement.

Denominations:	$1,000 and integral multiples of $1,000

Joint Book-Running Managers:	Barclays Capital Inc. BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC

CUSIP Number:	29446MAD4

ISIN:	US29446MAD48

No Negative Pledge:	The 2025 Notes will not benefit from any negative pledge.

No Limitation on Sale and Leaseback Transactions:	The 2025 Notes will not benefit from any limitation on sale and leaseback transactions.

Guarantee Release Provisions:	As described in the preliminary prospectus supplement.

Issuer Substitution Provisions:	As described in the preliminary prospectus supplement.

$500,000,000 3.000% Fixed Rate Notes due 2027

Issuer:	Equinor ASA (“Equinor”)

Guarantor:	Equinor Energy AS (“Equinor Energy”)

Title:	3.000% Fixed Rate Notes due 2027 (the “2027 Notes”)

Total Initial Principal Amount:	$500,000,000

Settlement Date:	April 6, 2020 (T+3)

Maturity Date:	April 6, 2027

Day Count:	30/360

Day Count Convention:	Following unadjusted

Coupon:	3.000%

Date Interest Starts Accruing:	April 6, 2020

Interest Payment Dates:	April 6 and October 6 of each year, subject to the Day Count Convention, commencing October 6, 2020

Public Offering Price:	Per 2027 Note: 99.506%; Total: $497,530,000

Net Proceeds, After Underwriting Discount, but Before Expenses, to Equinor:	Per 2027 Note: 99.321%; Total: $496,605,000

Benchmark Treasury:	0.625% due March 31, 2027

Benchmark Treasury Price and Yield:	100-21, 0.529%

Spread to Benchmark Treasury:	255 bps

Re-Offer Yield:	3.079%

Optional Make-Whole Redemption:	Prior to February 6, 2027 (two months prior to maturity), Equinor has the right to redeem the 2027 Notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the 2027 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2027 Notes to be redeemed as if the 2027 Notes to be redeemed matured on February 6, 2027 (two months prior to maturity) (not including any portion of payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate (as defined in the preliminary prospectus supplement) plus 40 basis points, plus accrued and unpaid interest to the date of redemption. On or after February 6, 2027 (two months prior to maturity), Equinor has the right to redeem the 2027 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2027 Notes to be redeemed, plus accrued and unpaid interest to the date of redemption.

Tax Redemption:	As described in the preliminary prospectus supplement.

Denominations:	$1,000 and integral multiples of $1,000

Joint Book-Running Managers:	Barclays Capital Inc. BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC

CUSIP Number:	29446MAE2

ISIN:	US29446MAE21

No Negative Pledge:	The 2027 Notes will not benefit from any negative pledge.

No Limitation on Sale and Leaseback Transactions:	The 2027 Notes will not benefit from any limitation on sale and leaseback transactions.

Guarantee Release Provisions:	As described in the preliminary prospectus supplement.

Issuer Substitution Provisions:	As described in the preliminary prospectus supplement.

$1,500,000,000 3.125% Fixed Rate Notes due 2030

Issuer:	Equinor ASA (“Equinor”)

Guarantor:	Equinor Energy AS (“Equinor Energy”)

Title:	3.125% Fixed Rate Notes due 2030 (the “2030 Notes”)

Total Initial Principal Amount:	$1,500,000,000

Settlement Date:	April 6, 2020 (T+3)

Maturity Date:	April 6, 2030

Day Count:	30/360

Day Count Convention:	Following unadjusted

Coupon:	3.125%

Date Interest Starts Accruing:	April 6, 2020

Interest Payment Dates:	April 6 and October 6 of each year, subject to the Day Count Convention, commencing October 6, 2020

Public Offering Price:	Per 2030 Note: 99.210%; Total: $1,488,150,000

Net Proceeds, After Underwriting Discount, but Before Expenses, to Equinor:	Per 2030 Note: 98.985%; Total: $1,484,775,000

Benchmark Treasury:	1.500% due February 15, 2030

Benchmark Treasury Price and Yield:	108-14, 0.618%

Spread to Benchmark Treasury:	260 bps

Re-Offer Yield:	3.218%

Optional Make-Whole Redemption:	Prior to January 6, 2030 (three months prior to maturity), Equinor has the right to redeem the 2030 Notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the 2030 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2030 Notes to be redeemed as if the 2030 Notes to be redeemed matured on January 6, 2030 (three months prior to maturity) (not including any portion of payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate (as defined in the preliminary prospectus supplement) plus 40 basis points, plus accrued and unpaid interest to the date of redemption. On or after January 6, 2030 (three months prior to maturity), Equinor has the right to redeem the 2030 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2030 Notes to be redeemed, plus accrued and unpaid interest to the date of redemption.

Tax Redemption:	As described in the preliminary prospectus supplement.

Denominations:	$1,000 and integral multiples of $1,000

Joint Book-Running Managers:	Barclays Capital Inc. BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC

CUSIP Number:	29446MAF9

ISIN:	US29446MAF95

No Negative Pledge:	The 2030 Notes will not benefit from any negative pledge.

No Limitation on Sale and Leaseback Transactions:	The 2030 Notes will not benefit from any limitation on sale and leaseback transactions.

Guarantee Release Provisions:	As described in the preliminary prospectus supplement.

Issuer Substitution Provisions:	As described in the preliminary prospectus supplement.

$500,000,000 3.625% Fixed Rate Notes due 2040

Issuer:	Equinor ASA (“Equinor”)

Guarantor:	Equinor Energy AS (“Equinor Energy”)

Title:	3.625% Fixed Rate Notes due 2040 (the “2040 Notes”)

Total Initial Principal Amount:	$500,000,000

Settlement Date:	April 6, 2020 (T+3)

Maturity Date:	April 6, 2040

Day Count:	30/360

Day Count Convention:	Following unadjusted

Coupon:	3.625%

Date Interest Starts Accruing:	April 6, 2020

Interest Payment Dates:	April 6 and October 6 of each year, subject to the Day Count Convention, commencing October 6, 2020

Public Offering Price:	Per 2040 Note: 99.072%; Total: $495,360,000

Net Proceeds, After Underwriting Discount, but Before Expenses, to Equinor:	Per 2040 Note: 98.572%; Total: $492,860,000

Benchmark Treasury:	2.375% due November 15, 2049

Benchmark Treasury Price and Yield:	126-19+, 1.291%

Spread to Benchmark Treasury:	240 bps

Re-Offer Yield:	3.691%

Optional Make-Whole Redemption:	Prior to October 6, 2039 (six months prior to maturity), Equinor has the right to redeem the 2040 Notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the 2040 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2040 Notes to be redeemed as if the 2040 Notes to be redeemed matured on October 6, 2039 (six months prior to maturity) (not including any portion of payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate (as defined in the preliminary prospectus supplement) plus 40 basis points, plus accrued and unpaid interest to the date of redemption. On or after October 6, 2039 (six months prior to maturity), Equinor has the right to redeem the 2040 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2040 Notes to be redeemed, plus accrued and unpaid interest to the date of redemption.

Tax Redemption:	As described in the preliminary prospectus supplement.

Denominations:	$1,000 and integral multiples of $1,000

Joint Book-Running Managers:	Barclays Capital Inc. BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC

CUSIP Number:	29446MAG7

ISIN:	US29446MAG78

No Negative Pledge:	The 2040 Notes will not benefit from any negative pledge.

No Limitation on Sale and Leaseback Transactions:	The 2040 Notes will not benefit from any limitation on sale and leaseback transactions.

Guarantee Release Provisions:	As described in the preliminary prospectus supplement.

Issuer Substitution Provisions:	As described in the preliminary prospectus supplement.

$1,250,000,000 3.700% Fixed Rate Notes due 2050

Issuer:	Equinor ASA (“Equinor”)

Guarantor:	Equinor Energy AS (“Equinor Energy”)

Title:	3.700% Fixed Rate Notes due 2050 (the “2050 Notes”)

Total Initial Principal Amount:	$1,250,000,000

Settlement Date:	April 6, 2020 (T+3)

Maturity Date:	April 6, 2050

Day Count:	30/360

Day Count Convention:	Following unadjusted

Coupon:	3.700%

Date Interest Starts Accruing:	April 6, 2020

Interest Payment Dates:	April 6 and October 6 of each year, subject to the Day Count Convention, commencing October 6, 2020

Public Offering Price:	Per 2050 Note: 99.265%; Total: $1,240,812,500

Net Proceeds, After Underwriting Discount, but Before Expenses, to Equinor:	Per 2050 Note: 98.665%; Total: $1,233,312,500

Benchmark Treasury:	2.375% due November 15, 2049

Benchmark Treasury Price and Yield:	126-19+, 1.291%

Spread to Benchmark Treasury:	245 bps

Re-Offer Yield:	3.741%

Optional Make-Whole Redemption:	Prior to October 6, 2049 (six months prior to maturity), Equinor has the right to redeem the 2050 Notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the 2050 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2050 Notes to be redeemed as if the 2050 Notes to be redeemed matured on October 6, 2049 (six months prior to maturity) (not including any portion of payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate (as defined in the preliminary prospectus supplement) plus 40 basis points, plus accrued and unpaid interest to the date of redemption. On or after October 6, 2049 (six months prior to maturity), Equinor has the right to redeem the 2050 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2050 Notes to be redeemed, plus accrued and unpaid interest to the date of redemption.

Tax Redemption:	As described in the preliminary prospectus supplement.

Denominations:	$1,000 and integral multiples of $1,000

Joint Book-Running Managers:	Barclays Capital Inc. BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC

CUSIP Number:	29446MAH5

ISIN:	US29446MAH51

No Negative Pledge:	The 2050 Notes will not benefit from any negative pledge.

No Limitation on Sale and Leaseback Transactions:	The 2050 Notes will not benefit from any limitation on sale and leaseback transactions.

Guarantee Release Provisions:	As described in the preliminary prospectus supplement.

Issuer Substitution Provisions:	As described in the preliminary prospectus supplement.

* * * * * * * *

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the trade date will be required, by virtue of the fact that the Notes initially will settle on the third business day following the trade date, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their own advisors.

No PRIIPs KID — No PRIIPs key information document (KID) has been prepared as the Notes are not available to retail in the EEA or in the UK.

The Issuer and the Guarantor have filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and the other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Barclays Capital Inc. at 1-888-603-5847, (ii) BofA Securities, Inc. at 1-800-294-1322, (iii) Citigroup Global Markets Inc. at 1-800-831-9146 or (iv) J.P. Morgan Securities LLC. at 1-212-834-4533.